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                                                                     Exhibit 3.3

                           PRIME GROUP REALTY TRUST

                             Declaration of Trust

     THIS DECLARATION OF TRUST (this "Declaration of Trust") is made as of July 18, 1997, by the undersigned Trustee.

     WHEREAS, the Trustee desire to create a real estate investment trust under the laws of the State of Maryland and the Trustee desire that this trust qualify as a "real estate investment trust" under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as the same may be amended from time to time (the "Maryland REIT Law");

     NOW, THEREFORE, the Trustee hereby declare that he will hold in trust all property which he have or may hereafter acquire as such Trustee, together with the proceeds thereof, and manage the Trust property for the benefit of the Shareholders as provided by this Declaration of Trust.

     1.    Name. The name of the trust is Prime Group Realty Trust (the
"Trust").

     2. Purposes and Powers. The Trust is organized as a real estate investment trust under the Maryland REIT Law for the purpose of engaging in any activity permitted to real estate investment trusts under the laws of the State of Maryland. The Trust shall have all the powers granted to real estate investment trusts generally by the Maryland REIT law and shall have further powers consistent with its purposes.

     3. Authorized Capital. The total number of shares which the Trust has authority to issue is one million shares of a class denominated as Common Shares, $0.01 par value per share. Common Shares may be issued from time to time upon authorization by the Board of Trustees of the Trust for such consideration, if any, as the Board of Trustees determines and all shares so issued will be fully paid and non-assessable. Each holder of Common Shares shall be entitled to one vote per share on all maters to be voted on by the Shareholders of the Trust.

     4. Annual Meeting. A meeting of Shareholders shall be held annually after the delivery of the annual report to the Shareholders required by Section 8-401 of the Maryland REIT Law. The annual meeting shall be held at a convenient location on proper notice as provided in the bylaws of the Trust. At each annual meeting, the Shareholders shall elect the Board of Trustees to serve for a one year term and until their successors are elected and qualify.

     5. Trustees. (a) The Trust shall have a Board of Trustees consisting of not less than one and not more than 15 members, as determined from time to time by resolution of the Board of Trustees in accordance with the bylaws of the Trust. The Board of Trustees shall initially consist of one Trustee: Richard S. Curto who shall serve as Trustee until the first annual meeting of Shareholders and until his successor is elected and qualifies. A Trustee need not be a Shareholder. If a vacancy in the Board of Trustees shall occur or be created (whether arising through death, retirement, resignation or removal or through an increase in the number of Trustees), the vacancy shall be filled by the affirmative vote of a majority of the remaining Trustees, even though less than a quorum of the Board of Trustees may exist.



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          (b)  A Trustee shall perform his or her duties as a Trustee; (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interest of the Trust, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a Trustee is entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by, (i) an officer or employee of the Trust whom the Trustee reasonably believes to be reliable and competent in the matters presented, (ii) a lawyer, certified public accountant or other person, as to matters which the Trustee reasonably believes to be within the person's professional competence, or (iii) a committee of the Board of Trustees on which the Trustee does not serve, as to matters within its designated authority, if the Trustee reasonably believes the committee to merit confidence.

          (c) To the maximum extent that Maryland law in effect from time to time permits limitation of liability of trustees or officers of real estate investment trusts, no Trustee or officer of the Trust shall be liable to the Trust or its Shareholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption nor amendment of any other provision of this Declaration of Trust or the bylaws of the Trust inconsistent with this provision, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

          6. Registered Agent. The name and address of the resident agent of the Trust in the State of Maryland is The Corporation Trust, Incorporated, 32 South Street, 2nd Floor, Baltimore, Maryland 21202, which is a resident of the State of Maryland. The address of the Trust's principal office is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

          7. Indemnification. The Trust shall indemnify and advance expenses to a Trustee, officer, employee or agent of the Trust in connection with the proceedings to the fullest extent permitted by and in accordance with the laws of the State of Maryland in effect from time to time.

          IN WITNESS WHEREOF, this Declaration of Trust has been executed on the date set forth above, by the undersigned Trustee, who acknowledges that this document is the act of the Trust, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties of perjury.


                                       /s/ Richard S. Curto
                                       --------------------------------
                                           Richard S. Curto



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                           PRIME GROUP REALTY CORP.
                             77 WEST WACKER DRIVE
                                  SUITE 3900
                            CHICAGO, ILLINOIS 60601


                             CONSENT AND APPROVAL
                             --------------------


     The undersigned, a duly authorized officer of Prime Group Realty Corp., as a Maryland corporation, hereby gives its consent and approval for the use of the name Prime Group Realty Trust.




                                        Prime Group Realty Corp.



                                        By: /s/ Richard S. Curto
                                            ------------------------

                                        Name:   Richard S. Curto
                                               ---------------------

                                        Title:  Vice President
                                               ---------------------